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                            PRESS RELEASE                    UNILAB CORPORATION
                                                             (AMEX:ULB)
                                                             18448 Oxnard Street
                                                             Tarzana, CA 91356
                                                             www.Unilab.com
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                            For Further Information:
                              Melissa Mahoney
                              Phone: (818) 758-6607
                              e-mail: IRelations@Unilab.com



IMMEDIATE RELEASE
November 23, 1999


                 UNILAB CORPORATION ANNOUNCES CLOSING OF MERGER

TARZANA, CA, November 23, 1999 -- Unilab Corporation (NASDAQ-AMEX: ULB) announced that it today closed its merger with UC Acquisition Sub, Inc., an affiliate of Kelso & Company. As a result of the merger, each outstanding share of Unilab common stock (other than shares held by certain specified holders which are to remain outstanding) was converted into the right to receive $5.85 in cash.

Unilab also announced that it today accepted for payment the approximately $119.5 million principal amount of its 11% Senior Notes due 2006 that had been validly tendered and not withdrawn in Unilab's outstanding tender offer. The purchase price for the notes accepted for payment (exclusive of the $30 consent fee) is $1,082.80 per $1,000 principal amount of notes.

Unilab Corporation is the largest provider of clinical laboratory testing services in California through its primary testing facilities in Los Angeles, San Jose and Sacramento and over 300 regional service and testing facilities located throughout the state.




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